EXHIBIT 23.4
Consent of Independent Registered Public Accounting Firm
The Owners of
Bottling Group, LLC:
We consent to the use of our reports dated February 25, 2005, with respect to the consolidated statements of operations, cash flows, and changes in owners’ equity of Bottling Group, LLC and subsidiaries for the fiscal year ended December 25, 2004 and the related financial statement schedule, incorporated herein by reference.
/s/ KPMG LLP
New York, New York
May 2, 2007